Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-208182) of Viking Therapeutics, Inc. of our report dated March 8, 2016, which includes an explanatory paragraph as to Viking Therapeutics, Inc.’s ability to continue as a going concern, with respect to our audits of the financial statements of Viking Therapeutics, Inc. as of December 31, 2015 and 2014 and for the years then ended, which report appears in this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Marcum LLP

Irvine, California

March 25, 2016